EXHIBIT 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ALUMIFUEL POWER CORPORATION

The undersigned, Henry Fong, being the President and a director of AlumiFuel Power Corporation, a Wyoming corporation (the “Corporation”), hereby certifies that, pursuant to the provisions of W.S. Sections 17-16-1006 and 17-16-1007 of the Wyoming Business Corporation Act (the “Act”), the Board of Directors of the Corporation, by duly authorized written consent, and the stockholders of the Corporation, by duly authorized a written consent, adopted a resolution to amend and restate the Corporation’s Articles of the Incorporation in their entirety as follows, and that:

1. Henry Fong is the President and a director of the Corporation.
2. The Corporation filed in Wyoming Articles of Domestication pursuant to which the Corporation was re-domiciled from the state of Nevada to the state of Wyoming.
3. The Articles of Incorporation of the Corporation are hereby amended and restated as set forth below.

ARTICLE I – NAME. The name of the Corporation is AlumiFuel Power Corporation (the “Corporation”).

ARTICLE II – REGISTERED AGENT AND OFFICE. The name and address of the registered agent and office of the Corporation in the State of Wyoming is WyomingRegisteredAgent.com, Inc., 1621 Central Avenue, Cheyenne, Wyoming 82001.

ARTICLE III  - PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Wyoming Business Corporation Act (the “Act”).

ARTICLE IV – CAPITALIZATION.

Section 1. The total number of shares of capital stock which the Corporation shall have authority to issue shall consist of an unlimited number of shares of common stock, $0.001 par value per share (the “Common Stock”), and an unlimited number of shares of preferred stock, $0.001 par value per share (the “Preferred Stock”).

Section 2. Stockholders of the Corporation shall not have any preemptive rights, nor shall stockholders have the right to cumulative voting in the election of directors or for any other purpose.

Section 3. The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix: the right to vote, if any; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the corporation or for any debt securities of the corporation and the terms and conditions, including price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof pertaining to shares of such series' permitted by law.

Section 4. The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in these Articles of Incorporation for such purposes, in such amounts, to such persons, corporations or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. The capital stock, after the amount of the subscription price, or par value, has been paid in shall not be subject to assessment to pay the debts of the corporation.

ARTICLE V – MANAGEMENT. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors of the Corporation. The number of directors which shall constitute the entire Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation, subject to any restrictions that may be set forth in these Articles of Incorporation.

ARTICLE VI - RIGHT TO AMEND OR REPEAL ARTICLES. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation or any amendment hereto, in the manner now or hereafter prescribed by statute, and all rights and powers herein conferred on shareholders are granted subject to this reserved power.

ARTICLE VII - INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER AUTHORIZED REPRESENTATIVES.

Section 1. Indemnification. The Corporation shall indemnify its officers, directors, employees and agents against liabilities, damages, settlements and expenses (including attorneys’ fees) incurred in connection with the Corporation's affairs, and shall advance such expenses to any such officers, directors, employees and agents, to the fullest extent permitted by law. The right to indemnification and the payment of expenses shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Corporation’s Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

Section 2. Effect of Modification. Any repeal or modification of any provision of this Article VII shall not adversely affect any right to protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

Section 3. Liability Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provisions of this Article VII.

Section 4. No Rights of Subrogation. Indemnification hereunder and under the Bylaws shall be a personal right and the Corporation shall have no liability under this Article VII to any insurer or any person, corporation, partnership, association, trust or other entity (other than the heirs, executors or administrators of such person) by reason of subrogation, assignment or succession by any other means to the claim of any person to indemnification hereunder or under the Corporation’s Bylaws.

ARTICLE VIII – SEVERABILITY. In the event any provision (including any provision within a single article, section, paragraph or sentence) of these Articles of Incorporation should be determined by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, the remaining provisions and parts hereof shall not be in any way impaired and shall remain in full force and effect and enforceable to the fullest extent permitted by law.

ARTICLE IX – DURATION. The period of duration of the Corporation is perpetual.

4. These Amended and Restated Articles of Incorporation were duly adopted by the: (i) Board of Directors of the Corporation in accordance with Section 17-16-1003 of the Wyoming Business Corporations Act and (ii) vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon in accordance with Sections 17-16-1003 and 17-16-1004 of the Wyoming Business Corporations Act.

IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be signed by Henry Fong, its duly authorized officer, on this 18th day of July, 2014, and the foregoing facts stated herein are true.

AlumiFuel Power Corporation:

By:	/s/ Henry Fong
Henry Fong
President & Sole Director